EXHIBIT E

JOINDER AGREEMENT

This Joinder Agreement, is entered into as of the 30th day of November 2015, by and among Chan King Yuet, as stockholder representative (the “Representative”), and the undersigned stockholder (the “Additional Stockholder”). The Additional Stockholder owns or controls voting securities of Silver Dragon Resources, Inc., a Delaware corporation (the “Issuer”).

Reference is made to that certain Voting Agreement (the “Voting Agreement”), dated as of April 12, 2013, by and among Chan King Yuet, Barry King Hon Chan, Magnolia Ulan Fung, Su Hu, Hing Choi Hui, Yun Ming Roger Leung and Yuen Wah Leung (JT TEN), and Wai Ngai Hui (each individually a “Stockholder” and collectively, the “Stockholders”), as filed as Exhibit 99B to the Schedule 13D filed with the Securities and Exchange Commission (the “SEC”) on April 12, 2013. All capitalized terms used but not defined in this Joinder Agreement shall have the meanings accorded such terms in the Voting Agreement.

By executing this Joinder Agreement, the Additional Stockholder hereby agrees to be bound by the terms of the Voting Agreement as if he or she were an original signatory to such Voting Agreement and shall be deemed to be a Stockholder thereunder. Each of the parties hereby agrees that this Joinder Agreement shall be filed as an exhibit to a Schedule 13D/A pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act, and incorporated by reference in any amendments thereto.

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IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date first above written.

MAN KWAN FONG, INDIVIDUALLY

/s/ Man Kwan Fong*
Man Kwan Fong

DAVID WUNG POK LIU, INDIVIDUALLY

/s/ David Wung Pok LIU*
David Wung Pok LIU

KERRY KA YAN NG, INDIVIDUALLY

/s/ Kerry Ka Yan Ng*
Kerry Ka Yan Ng